Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-109043, 333-132523, 333-132526, 333-152896, 333-145923, and 333-167320 on Forms S-8 and Registration Statement No. 333-163167 on Form S-3 of our report dated March 5, 2010, except for retrospective adjustment discussed in Note 14, as to which the date is August 10, 2010, relating to the consolidated financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the effects of conforming to the new segment profit and loss measurement as discussed in Note 14 to the consolidated financial statements) appearing in this Current Report on Form 8-K filed on August 10, 2010.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 10, 2010